UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2008

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

On August 6, 2008, Gerber Scientific, Inc. (the “Company”) issued a press release that commented on expected financial results for the fiscal quarter ended July 31, 2008, which is the first quarter of the Company’s 2009 fiscal year.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated in this Item 2.02 by reference.

The Company has not filed its Quarterly Report on Form 10-Q for the first quarter of its 2009 fiscal year.  As a result, the comments on expected financial results are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the Company is in a position to complete that filing.

Item 2.05                      Costs Associated with Exit or Disposal Activities

On August 5, 2008, the Company took action to reduce its global work force by approximately 135 employee positions or about 6 percent of its worldwide employee base.  This reduction is in response to a significant softening in demand for the Company’s ophthalmic lens processing and apparel and flexible materials equipment during the fiscal first quarter ended July 31, 2008.  The reduction in work force occurred through the identification of opportunities to consolidate certain functions within the Company. The Company currently expects to record approximately $1.0 million in charges for severance benefits, all of which will be in the form of cash termination benefit payments, during the fiscal second quarter ending October 31, 2008.

Item 9.01                      Financial Statements and Exhibits

d)	Exhibits

The following document is being furnished as an Exhibit to this report:

Exhibit Number	Description of Exhibit

99.1	Press release dated August 6, 2008, issued by Gerber Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
August 8, 2008	By:	/s/ John J. Krawczynski
John J. Krawczynski Vice President, Chief Accounting Officer and Corporate Controller (On behalf of the Registrant and as Principal Accounting Officer)